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                                                                     EXHIBIT 5.1

                               October 15, 1997


Allied Holdings, Inc.
160 Clairemont Avenue, Suite 510
Decatur, Georgia 30030

Gentlemen:

        We have acted as counsel to Allied Holdings, Inc., a Georgia corporation (the "Company"), and each of the Guarantors in connection with the preparation and filing by the Company and the Guarantors of a Registration Statement on Form S-4 (Registration No. 333-37113) (as amended to date, the "Registration Statement") filed with the Securities and Exchange Commission on October 3, 1997 and October 14, 1997 under the Securities Act of 1933, as amended (the "Act"), relating to $150,000,000 in aggregate principal amount of 8 5/8% Series B Senior Notes due 2007 (the "New Notes") of the Company that may be issued in exchange for a like principal amount of the issued and outstanding 8 5/8% Series A Senior Notes due 2007 (the "Old Notes") of the Company. The Company proposes to offer, upon the terms set forth in the Registration Statement, to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes (the "Exchange Offer"). The Guarantors will guarantee (the "Guarantees") the New Notes on an unsecured, senior basis. The New Notes and Guarantees will be offered under an Indenture dated as of September 30, 1997, by and among the Company, the Guarantors, the Initial Purchasers (as defined in the Indenture) and The First National Bank of Chicago, as trustee (the "Indenture"). Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein as so defined.

        In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the form of the New Notes filed as an exhibit to the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Guarantors and the representatives of the Company and the Guarantors in the Purchase Agreement dated September 19, 1997 by and among the Company, the Guarantors and Bear Stearns & Co. Inc., BT Securities Corporation, and NationsBanc Capital Markets, Inc., as Initial Purchaser.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

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     1.      Assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto and that the issuance of New Notes upon consummation of the Exchange Offer has been duly authorized by the Company, when
(i) the New Notes upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     2. Assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto and that the Guarantees of the New Notes upon consummation of the Exchange Offer have been duly authorized by the respective Guarantors, when (i) the New Notes upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the Guarantees of the New Notes issuable by each Guarantor upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of such Guarantor, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     The opinions expressed herein are limited to the laws of the State of Georgia, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. Moreover, in expressing the opinions set forth herein, we have assumed that the substantive laws of the jurisdiction of incorporation of each of the Guarantors are the same as the substantive laws of the State of Georgia.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.


                                                Very truly yours,

                                                TROUTMAN SANDERS LLP


                                                /S/ Troutman Sanders LLP
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